Exhibit 99.1

CONTACT:  Investor Relations  (214) 792-4415

SOUTHWEST AIRLINES REPORTS AUGUST TRAFFIC

DALLAS, TEXAS – September 4, 2009 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 6.7 billion revenue passenger miles (RPMs) in August 2009, a 1.0 percent increase from the 6.6 billion RPMs flown in August 2008.  Available seat miles (ASMs) decreased 6.1 percent to 8.3 billion from the August 2008 level of 8.9 billion.  The load factor for the month was 80.2 percent, compared to 74.6 percent for the same period last year.  For August 2009, passenger revenue per ASM is estimated to have decreased in the five to six percent range as compared to August 2008.
For the eight months ended August 31, 2009, Southwest flew 50.5 billion RPMs, compared to the 50.9 billion RPMs recorded for the same period of 2008, a decrease of 0.8 percent.  Available seat miles decreased 3.8 percent to 66.8 billion from the 2008 level of 69.4 billion.  The year-to-date load factor was 75.6 percent, compared to 73.3 percent for the same period last year.
           This news release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	AUGUST

	2009	2008	CHANGE

Revenue passengers carried	7,515,594	7,751,835	(3.0)%

Enplaned passengers	8,890,924	8,970,247	(0.9)%

Revenue passenger miles (000)	6,693,859	6,630,104	1.0%

Available seat miles (000)	8,343,899	8,882,141	(6.1)%

Load factor	80.2%	74.6%	5.6 pts.

Average length of haul	891	855	4.2%

Trips flown	95,405	101,433	(5.9)%

	YEAR-TO-DATE

	2009	2008	CHANGE

Revenue passengers carried	58,028,919	61,317,033	(5.4)%

Enplaned passengers	68,001,351	70,592,742	(3.7)%

Revenue passenger miles (000)	50,509,694	50,919,072	(0.8)%

Available seat miles (000)	66,772,132	69,439,029	(3.8)%

Load factor	75.6%	73.3%	2.3 pts.

Average length of haul	870	830	4.8%

Trips flown	762,874	802,812	(5.0)%

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